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                                                                 Exhibit 10.2(t)

July 14, 2004

Mr. GM O'Connell
Chairman
Modem Media, Inc.
230 East Avenue
Norwalk, CT 06855

Dear GM:

This letter agreement is intended to clarify the terms of your consulting agreement with Modem Media, Inc. (the "Company") dated November 18, 2003.

For the avoidance of doubt, all stock options listed on Exhibit A hereto, to the extent vested, shall be exercisable by you until the later to occur of (i) January 30, 2006 or (ii) such date as may be provided for by the applicable plan documents; provided, however, that if the Termination Date (as defined in your consulting agreement) occurs before December 31, 2005, the later of 30 days following such Termination Date or such date as may be provided for by the applicable plan documents.

In connection with the preparation of this letter agreement, the Company shall reimburse you for up to 50% of your attorney's fees; provided that the Company's aggregate reimbursement obligation shall not exceed $2,500 and such amount is substantiated by appropriate documentation in a form satisfactory to the Company, which shall be paid within 30 days of receipt of such documentation.

Please indicate your acceptance of the terms of this letter agreement by signing below and returning the signed letter agreement to the Company.

Very truly yours,


/s/ Robert Beeby
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Member of the Board of Directors of the
Compensation Committee


ACCEPTED AND AGREED:


/s/ GM O'Connell
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